Exhibit 1.1

July 8, 2024

Service Agreement

This agreement (together with its exhibits and schedules, this “Agreement”) is entered into by and between Phoenix Capital Group Holdings, LLC (“Phoenix”), a Delaware limited liability company, and Dalmore Group, LLC, a New York limited liability company (“Dalmore” and, together with Phoenix, the “Parties”). Phoenix and Dalmore agree to be bound by the terms of this Agreement, effective as of the date of qualification of the registration statement related to the Offering (as defined below) (the “Effective Date”):

WHEREAS, Dalmore is a registered broker-dealer in good standing as a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), providing services in the equity and debt securities market, including offerings of securities registration with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-1;

WHEREAS, Phoenix desires to offer certain debt securities directly to the public in a public offering upon the qualification of a registration statement on Form S-1 related to such offering (the “Offering”);

WHEREAS, Phoenix has determined it to be advantageous to have certain designated Phoenix employees or other individuals dedicate significant time to the Offering and become licensed “registered representatives” with Dalmore, and for Dalmore to supervise their regulated activities associated with the Offering in compliance with FINRA and SEC rules and regulations; and

WHEREAS, the Parties hereto acknowledge that (i) being broker-dealer of record for the Offering is an inducement to Dalmore sponsoring licensure of such designated Phoenix employees or other individuals and having them affiliate their licenses with Dalmore as registered representatives, and (ii) Dalmore’s undertaking those services is an inducement to Phoenix appointing Dalmore as broker-dealer of record for the Offering.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Appointment, Term and Termination.

a. Services. Phoenix hereby engages Dalmore to perform the services listed below (the “Services”):

i. Cooperate with Phoenix to ensure that Phoenix’s investor portal is compliant with applicable regulations pertaining to the Offering and to optimize the platform’s efficiencies.

ii. Serve as broker-dealer of record for the Offering and engage in activities typically expected of a broker-dealer of record for offerings of securities registered with the SEC on Form S-1, such as using commercially reasonable efforts to sell the securities offered in the Offering.

iii. Train and oversee licensed sales personnel associated with the Offering.

iv. Promptly notify Phoenix concerning any communications from or with any governmental authority or regulatory or self-regulatory authority with respect to this Agreement or the Offering.

v. Review investor information, including know-your customer data, anti-money laundering compliance and sanctions compliance background checks (it being understood that know-your customer and anti-money laundering processes may be provided by a qualified third party).

vi. Review each investor’s subscription agreement to confirm such investor’s participation in the Offering and provide confirmation of completion of such subscription documents to Phoenix.

vii. Review investor information and conduct customary checks to confirm that each investor satisfies the applicable minimum financial suitability standards, maximum investment limits and other applicable criteria, and resides in a state in which the Offering is qualified at the time of the sale to such investor in the Offering.

viii. Contact and/or notify Phoenix, if needed, to gather additional information or clarification with respect to an investor.

ix. Keep investor information and data confidential and not disclose to any third party except as required by regulatory agencies or in Dalmore’s performance under this Agreement (e.g., as needed for anti-money laundering and sanctions background checks).

x. Coordinate with third-party providers to ensure adequate review and compliance.

Unless otherwise agreed to in writing by the Parties, the services to be performed by Dalmore are limited to only the services listed above.

b. Term. This Agreement will commence on the Effective Date and will remain in effect until the first anniversary of the Effective Date, which term will renew automatically for an additional 12 months on the first anniversary of the Effective Date and on each anniversary of the Effective Date thereafter unless any Party provides notice to the other Party of non-renewal at least 30 days prior to the next succeeding anniversary of the Effective Date; provided that this Agreement will automatically terminate upon termination of the Offering. Notwithstanding the foregoing, Phoenix may terminate this Agreement in its entirety at any time for any reason or no reason upon 30 days’ prior written notice to Dalmore.

2. Compensation. As compensation for the Services, Phoenix shall pay or cause to be paid to Dalmore the following fees:

a.

A fee equal to 0.75% of the gross proceeds received in the Offering with respect to the first $100,000,000 of gross proceeds received in the Offering, 0.65% of the gross proceeds received in the Offering with respect to the second $100,000,000 of gross proceeds received in the Offering, and 0.55% of any gross proceeds received in the Offering after the initial $200,000,000 of gross proceeds received in the offering. These fee tiers will reset annually on the anniversary date of the SEC qualification of the S1 offering. In addition, for designated registered representatives of Phoenix who are fully registered with Dalmore, this fee may be increased to a rate to be mutually agreed upon by Dalmore and Phoenix at a later date. A portion of the increased commission will include commissions payable to these registered representatives as mutually agreed upon by Dalmore and Phoenix.

b. A one-time fee of $15,000 for reasonable and documented out-of-pocket expenses incurred by Dalmore in connection with the Offering (the “Expense Fee”). The Expense Fee shall be payable only with respect to expenses incurred by the firm in connection with the Offering, including with respect to FINRA filings.

c. A one-time consulting fee of $25,000 (the “Consulting Fee”), which will be due and payable within five days of receipt by Phoenix from Dalmore of the no objection letter delivered by FINRA with respect to the Offering. In the event the Consulting Fee is not paid by the first closing under the Offering, Phoenix authorizes Dalmore to deduct the Consulting Fee directly from Phoenix’s third-party escrow or payment account upon the first closing under the Offering.

d. Each FINRA Corporate Filing Fee upon written request from Dalmore when such fee is due in connection with the Offering based on the applicable rate at the time of the filing.

3. Acknowledgement. The Parties agree that, as a material inducement for entering into this Agreement, any agreement between Phoenix and Dalmore related to the Offering will include the following provisions:

a. Phoenix will submit all advertising materials, sales literature and marketing materials associated with the Offering to Dalmore for review; provided that the foregoing shall not apply to any such materials or literature the substance of which is consistent in all material respects with materials or literature that have already been subject to review by Dalmore. In additional, registered representatives that work on the Offering will be subject to e-mail review and monitoring as described in Dalmore’s written supervisory procedures.

b. Phoenix will be responsible for preparing all legal documents in connection with the Offering (excluding, for the avoidance of doubt, any documentation that is solely the responsible of Dalmore as broker-dealer of record, including FINRA filings). Dalmore will work with Phoenix and its counsel to make sure all filings are made accurately and promptly.

4. Indemnification.

a. Phoenix shall indemnify and hold harmless Dalmore, its affiliates and their representatives and agents from any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”) resulting from or arising out of any third-party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon (i) a breach of this Agreement by Phoenix or (ii) the Offering, other than, in each case, Losses that resulted from a breach of this Agreement or Dalmore or the bad faith, gross negligence or willful misconduct of Dalmore.

b. Dalmore shall indemnify and hold harmless Phoenix, its affiliates and their representatives and agents from any and all Losses resulting from or arising out of any Proceedings to the extent they are based upon (i) a breach of this Agreement by Dalmore or (ii) the bad faith, gross negligence or willful misconduct of Dalmore.

5. Confidentiality. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a Party, including, but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally identifiable information of users of third-party provided online fundraising platforms, (v) security codes and (vi) all documentation provided by Phoenix, but shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information or (ii) information known to the public through no wrongful act of the recipient. During the term of this Agreement and at all times thereafter, neither Party shall disclose Confidential Information of the other Party or use such Confidential Information for any purpose without the prior written consent of such other Party. Without limiting the preceding sentence, each Party shall use at least the same degree of care in safeguarding the other Party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a Party may disclose Confidential Information: (i) if required to do so by order of a court of competent jurisdiction having jurisdiction over such Party; provided that such Party shall notify the other Party in writing promptly upon receipt of knowledge of such order so that such other Party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA or other government officials or entities from obtaining, reviewing and auditing any information, records or data as required by law. Phoenix acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Dalmore to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement; provided that any such data that constitutes Confidential Information will continue to be subject to the terms of this Agreement notwithstanding its termination.

6. Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to Phoenix:

Phoenix Capital Group Holdings, LLC

18575 Jamboree Rd, Suite 830

Irvine, California 92612

Attn: Lindsey Wilson – Manager

Email: LW@phxcapitalgroup.com

If to Dalmore:

Dalmore Group, LLC

530 7th Avenue, Suite 902

New York, New York 10018

Attn: Etan Butler, Chairman

Tel: 917-319-3000

Email: etan@dalmorefg.com

7. Miscellaneous.

a. ANY DISPUTE OR CONTROVERSY BETWEEN PHOENIX AND DALMORE RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITIEE OF FINRA, IF APPLICABLE.

b. This Agreement is non-exclusive and shall not be construed to prevent either Party from engaging in any other business activities, including Phoenix’s right to engage additional broker-dealers who are members of FINRA to assist with the Offering.

c. This Agreement will be binding upon all successors, assigns or transferees of Phoenix. No assignment of this Agreement by either Party will be valid unless the other Party consents to such an assignment in writing. Subject to the provisions of Section 1(b) above, either Party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Subject to the provisions of Section 1(b) above, any assignment by either Party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other Party.

d. Neither Party will, without prior written approval of the other Party, reference such other Party in any advertisement, website, newspaper, publication, periodical or any other communication (other than in SEC filings by Phoenix in connection with the Offering).

e. THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES TO THE EXTENT SUCH APPLICATION WOULD CAUSE THE LAWS OF A DIFFERENT STATE TO APPLY. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

f. If any provision or condition of this Agreement is held to be invalid or unenforceable by any court or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition was not included in this Agreement.

g. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. This Agreement may not be modified or amended except by written agreement between the Parties.

h. This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Electronic signatures complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law will be deemed original signatures for purposes of this Agreement. Transmission by telecopy, electronic mail or other transmission method of an executed counterpart of this Agreement will constitute due and sufficient delivery of such counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Phoenix Capital Group Holdings, LLC

By	/s/ Lindsey Wilson
Name:	Lindsey Wilson
Its:	Manager

Dalmore Group, LLC

By	/s/ Etan Butler
Name:	Etan Butler
Its:	Chairman

[Signature Page to Service Agreement]